Exhibit 99.1

HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Jeff Prescott
615-344-2688	615-344-5708
HCA Reports Fourth Quarter and Year-End 2006 Results
Nashville, Tenn., February 6, 2007 — HCA today announced financial and operating results for the fourth quarter and fiscal year ended December 31, 2006.
Revenues for the fourth quarter totaled $6.5 billion compared to $6.2 billion in the fourth quarter of 2005. Adjusted EBITDA for the quarter totaled $1.3 billion, compared to $1.0 billion in the previous year’s fourth quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA is included in this release. Net income for the fourth quarter totaled $122 million, compared to $325 million in the prior year fourth quarter.
Fourth quarter 2006 results include gains on investments of $103 million, gains on sales of facilities of $159 million, transaction costs related to the completed recapitalization of $433 million and an impairment of long-lived assets of $24 million. In the 2005 fourth quarter, HCA results included gains on investments of $1 million and gains on sales of facilities of $49 million. Due primarily to the recapitalization transactions, interest expense increased to $373 million in the fourth quarter of 2006 compared to $166 million in same period of 2005.
Same facility admissions increased 0.3 percent and same facility equivalent admissions increased 0.2 percent in the fourth quarter of 2006 compared to the prior year fourth quarter. Same facility revenue per equivalent admission increased 7.5 percent (8.3 percent increase when adjusted for uninsured discounts) in the fourth quarter of 2006 compared to the fourth quarter of 2005. Same facility uninsured discounts, which reduce revenues and the provision for doubtful accounts by generally equal amounts, totaled $296 million in the fourth quarter of 2006 compared to $226 million in the same quarter of 2005.
As of December 31, 2006, HCA’s balance sheet reflected cash and cash equivalents of $634 million, total debt of $28.4 billion, stockholders’ deficit (including common and minority equity) of $10.3 billion and total assets of $23.6 billion.
Revenues for the year ended December 31, 2006 increased 4.2 percent to $25.5 billion, compared to $24.5 billion in 2005. Adjusted EBITDA for 2006 totaled $4.5 billion compared to $4.3 billion in the prior year. Net income totaled $1.0 billion in 2006 compared to $1.4 billion in 2005.

Financial results for 2006 include gains on investments of $243 million, gains on sales of facilities of $205 million, transaction costs related to the recapitalization of $442 million, an impairment of long-lived assets of $24 million and a reduction in our professional liability reserves of $136 million. Financial results for 2005 include gains on sales of facilities of $78 million and a reduction in the Company’s professional liability reserves of $83 million.
On November 16, 2006, the Company’s shareholders approved a merger with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family and HCA management for $51.00 per share in cash for each share of HCA common stock held. The transaction closed on November 17, 2006.
At December 31, 2006, HCA operated 173 hospitals and 107 freestanding surgery centers (including seven hospitals and nine freestanding surgery centers operated through equity method joint ventures) located in 20 states, London, England and Geneva, Switzerland.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=37414 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
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FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the consummation of the recapitalization; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the impact of our charity care and uninsured discounting policies; (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (11) changes in federal, state or local regulations affecting the health care industry; (12) delays in receiving payments for services provided; (13) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (14) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission (the “SEC”); (15) the outcome of certain class action and derivative litigation filed with respect to us; (16) the possible enactment of federal or state health care reform; (17) the availability and terms of capital to fund the expansion of our business; (18) the continuing impact of hurricanes on our facilities and the ability to obtain recoveries under our insurance policies; (19) changes in accounting practices; (20) changes in general economic conditions; (21) future divestitures which may result in charges; (22) changes in business strategy or development plans; (23) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (24) potential liabilities and other claims that may be asserted against us, (25) the ability to amend our credit agreement in order to reduce interest rates, and (26) other risk factors described in our Annual Report on Form 10-K and other filings with the SEC. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Consolidated Income Statements
Fourth Quarter
(Dollars in millions)

	2006		2005
	Amount	Ratio	Amount	Ratio
Revenues	$6,489	100.0%	$6,178	100.0%

Salaries and benefits	2,593	40.0	2,538	41.1
Supplies	1,071	16.5	1,024	16.6
Other operating expenses	988	15.2	1,056	17.1
Provision for doubtful accounts	710	10.9	625	10.1
Gains on investments	(103)	(1.6)	(1)	-
Equity in earnings of affiliates	(46)	(0.7)	(71)	(1.2)
Depreciation and amortization	346	5.4	336	5.4
Interest expense	373	5.7	166	2.7
Gains on sales of facilities	(159)	(2.5)	(49)	(0.8)
LBO transaction costs	433	6.7	—	—
Impairment of long-lived assets	24	0.4	—	—

	6,230	96.0	5,624	91.0

Income before minority interests and income taxes	259	4.0	554	9.0

Minority interests in earnings of consolidated entities	56	0.9	46	0.8

Income before income taxes	203	3.1	508	8.2

Provision for income taxes	81	1.2	183	2.9

Net income	$122	1.9	$325	5.3

HCA Inc.
Consolidated Income Statements
For the Years Ended December 31, 2006 and 2005
(Dollars in millions)

	2006		2005
	Amount	Ratio	Amount	Ratio
Revenues	$25,477	100.0%	$24,455	100.0%

Salaries and benefits	10,409	40.9	9,928	40.6
Supplies	4,322	17.0	4,126	16.9
Other operating expenses	4,057	16.0	4,039	16.5
Provision for doubtful accounts	2,660	10.4	2,358	9.6
Gains on investments	(243)	(1.0)	(53)	(0.2)
Equity in earnings of affiliates	(197)	(0.8)	(221)	(0.9)
Depreciation and amortization	1,391	5.5	1,374	5.6
Interest expense	955	3.7	655	2.7
Gains on sales of facilities	(205)	(0.8)	(78)	(0.3)
LBO transaction costs	442	1.7	—	—
Impairment of long-lived assets	24	0.1	—	—

	23,615	92.7	22,128	90.5

Income before minority interests and income taxes	1,862	7.3	2,327	9.5

Minority interests in earnings of consolidated entities	201	0.8	178	0.7

Income before income taxes	1,661	6.5	2,149	8.8

Provision for income taxes	625	2.4	725	3.0

Net income	$1,036	4.1	$1,424	5.8

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2006	2005	2006	2005
Revenues	$6,489	$6,178	$25,477	$24,455

Net income	$122	$325	$1,036	$1,424
Gains on sales of facilities (net of tax)	(74)	(19)	(103)	(37)
LBO transaction costs (net of tax)	303	—	309	—
Impairment of long-lived assets (net of tax)	15	—	15	—
Tax settlement and repatriation	—	(2)	—	(72)

Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation	366	304	1,257	1,315
Depreciation and amortization	346	336	1,391	1,374
Interest expense	373	166	955	655
Minority interests in earnings of consolidated entities	56	46	201	178
Provision for income taxes	135	155	665	756

Adjusted EBITDA (a)	$1,276	$1,007	$4,469	$4,278

(a)	Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures Adjusted for the Impact of Discounts for the Uninsured
Fourth Quarter 2006
(Dollars in millions, except revenue per equivalent admission)

						Non-
		Uninsured	Non-GAAP	GAAP %		GAAP %
	GAAP	Discounts	Adjusted	of		Adjusted
	Amounts	Adjustment(a)	Amounts(b)	Revenues		Revenues
				2006	2005	2006	2005
Consolidated:
Revenues	$6,489	$304	$6,793	100.0%	100.0%	100.0%	100.0%

Salaries and benefits	2,593	—	2,593	40.0%	41.1%	38.2%	39.6%
Supplies	1,071	—	1,071	16.5%	16.6%	15.8%	16.0%
Other operating expenses	988	—	988	15.2%	17.1%	14.5%	16.4%
Provision for doubtful accounts	710	304	1,014	10.9%	10.1%	14.9%	13.4%

Admissions	391,500		391,500
Equivalent admissions	586,300		586,300
Revenue per equivalent admission	$11,066		$11,584
% change from prior year	8.4%		9.3%

Same Facility:
Revenues	$6,317	$296	$6,613
Admissions	385,400		385,400
Equivalent admissions	573,500		573,500
Revenue per equivalent admission	$11,016		$11,532
% change from prior year	7.5%		8.3%
(a)	Represents the impact of the discounts for the uninsured for the period. On January 1, 2005, we modified our policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied. On a consolidated basis, we recorded $304 million and $235 million of uninsured discounts during the fourth quarters of 2006 and 2005, respectively.
(b)	Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to exclude the discounts under our uninsured discount policy (non-GAAP financial measures). We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission, adjusted for the impact of the uninsured discount policy. Management finds this information to be useful to enable the evaluation of revenue and certain expense category trends that are influenced by patient volumes and are generally analyzed as a percentage of net revenues. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. We believe this supplemental information provides management and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures Adjusted for the Impact of Discounts for the Uninsured
Year Ended December 31, 2006
(Dollars in millions, except revenue per equivalent admission)

						Non-
		Uninsured	Non-GAAP	GAAP %		GAAP %
	GAAP	Discounts	Adjusted	of		Adjusted
	Amounts	Adjustment(a)	Amounts(b)	Revenues		Revenues
				2006	2005	2006	2005
Consolidated:
Revenues	$25,477	$1,095	$26,572	100.0%	100.0%	100.0%	100.0%

Salaries and benefits	10,409	—	10,409	40.9%	40.6%	39.2%	39.4%
Supplies	4,322	—	4,322	17.0%	16.9%	16.3%	16.4%
Other operating expenses	4,057	—	4,057	16.0%	16.5%	15.2%	15.9%
Provision for doubtful accounts	2,660	1,095	3,755	10.4%	9.6%	14.1%	12.4%

Admissions	1,610,100		1,610,100
Equivalent admissions	2,416,700		2,416,700
Revenue per equivalent admission	$10,542		$10,995
% change from prior year	6.8%		8.0%

Same Facility:
Revenues	$24,448	$1,063	$25,511
Admissions	1,557,700		1,557,700
Equivalent admissions	2,322,500		2,322,500
Revenue per equivalent admission	$10,527		$10,984
% change from prior year	6.2%		7.3%
(a)	Represents the impact of the discounts for the uninsured for the period. On January 1, 2005, we modified our policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied. On a consolidated basis, we recorded $1,095 million and $769 million of uninsured discounts during the twelve months ended December 31, 2006 and 2005, respectively.
(b)	Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to exclude the discounts under our uninsured discount policy (non-GAAP financial measures). We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission, adjusted for the impact of the uninsured discount policy. Management finds this information to be useful to enable the evaluation of revenue and certain expense category trends that are influenced by patient volumes and are generally analyzed as a percentage of net revenues. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. We believe this supplemental information provides management and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,	December 31,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$634	$541	$336
Accounts receivable, net	3,705	3,567	3,332
Inventories	669	659	616
Deferred income taxes	476	588	372
Other	594	462	559

Total current assets	6,078	5,817	5,215

Property and equipment, at cost	21,907	21,957	20,818
Accumulated depreciation	(10,238)	(10,248)	(9,439)

	11,669	11,709	11,379

Investments of insurance subsidiary	1,886	2,105	2,134
Investments in and advances to affiliates	679	680	627
Goodwill	2,601	2,663	2,626
Deferred loan costs	614	72	85
Other	84	79	159

	$23,611	$23,125	$22,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,415	$1,268	$1,484
Accrued salaries	675	638	561
Other accrued expenses	1,193	1,345	1,264
Long-term debt due within one year	293	831	586

Total current liabilities	3,576	4,082	3,895

Long-term debt	28,115	10,512	9,889
Professional liability risks	1,309	1,351	1,336
Deferred taxes and other liabilities	943	1,135	1,414
Minority interests in equity of consolidated entities	907	919	828

Stockholders’ (deficit) equity	(11,239)	5,126	4,863

	$23,611	$23,125	$22,225

HCA Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005
(Dollars in millions)

	2006	2005
Cash flows from operating activities:
Net income	$1,036	$1,424
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,660	2,358
Depreciation and amortization	1,391	1,374
Income taxes	(552)	162
Gains on sales of facilities	(205)	(78)
Impairment of long-lived assets	24	—
Change in operating assets and liabilities	(2,940)	(2,278)
Change in minority interest	58	(13)
Share-based compensation	324	30
Other	49	(8)

Net cash provided by operating activities	1,845	2,971

Cash flows from investing activities:
Purchase of property and equipment	(1,865)	(1,592)
Acquisition of hospitals and health care entities	(112)	(126)
Disposal of hospitals and health care entities	651	320
Change in investments	26	(311)
Other	(7)	28

Net cash used in investing activities	(1,307)	(1,681)

Cash flows from financing activities:
Issuance of long-term debt	21,758	858
Net change in revolving bank credit facility	(435)	(225)
Repayment of long-term debt	(3,728)	(739)
Repurchase of common stock	(653)	(1,856)
Recapitalization — repurchase of common stock	(20,364)	—
Recapitalization — equity contributions	3,782	—
Payment of debt issuance costs	(586)	—
Issuance of common stock	108	1,009
Payment of cash dividends	(201)	(258)

Other	79	(1)

Net cash used in financing activities	(240)	(1,212)

Change in cash and cash equivalents	298	78
Cash and cash equivalents at beginning of period	336	258

Cash and cash equivalents at end of period	$634	$336

Interest payments	$856	$624
Income tax payments, net of refunds	$1,087	$563

HCA Inc.
Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2006	2005	2006	2005
Consolidated Hospitals:
Number of Hospitals	166	175	166	175
Weighted Average Licensed Beds	39,762	41,713	40,653	41,902
Licensed Beds at End of Period	39,354	41,265	39,354	41,265

Reported:
Admissions	391,500	402,500	1,610,100	1,647,800
% Change	-2.8%		-2.3%
Equivalent Admissions	586,300	605,000	2,416,700	2,476,600
% Change	-3.1%		-2.4%
Revenue per Equivalent Admission	$11,066	$10,212	$10,542	$9,874
% Change	8.4%		6.8%
Inpatient Revenue per Admission	$10,355	$9,572	$9,876	$9,274
% Change	8.2%		6.5%
Patient Days	1,921,200	1,980,300	7,916,100	8,112,200
Equivalent Patient Days	2,877,800	2,976,400	11,882,100	12,192,600
Inpatient Surgery Cases	130,000	133,200	533,100	541,400
% Change	-2.4%		-1.5%
Outpatient Surgery Cases	200,600	203,100	820,900	836,600
% Change	-1.2%		-1.9%
Emergency Room Visits	1,265,800	1,320,100	5,213,500	5,415,200
% Change	-4.1%		-3.7%
Outpatient Revenues as a Percentage of Patient Revenues	36.4%	36.3%	36.4%	36.4%
Average Length of Stay	4.9	4.9	4.9	4.9
Occupancy	52.5%	51.6%	53.3%	53.0%
Equivalent Occupancy	78.7%	77.5%	80.0%	79.7%

Same Facility:
Admissions	385,400	384,400	1,557,700	1,555,000
% Change	0.3%		0.2%
Equivalent Admissions	573,500	572,300	2,322,500	2,321,700
% Change	0.2%		0.0%
Revenue per Equivalent Admission	$11,016	$10,250	$10,527	$9,917
% Change	7.5%		6.2%
Inpatient Revenue per Admission	$10,346	$9,683	$9,910	$9,355
% Change	6.8%		5.9%
Inpatient Surgery Cases	127,000	128,000	516,300	512,700
% Change	-0.7%		0.7%
Outpatient Surgery Cases	190,800	192,000	772,900	782,300
% Change	-0.7%		-1.2%
Emergency Room Visits	1,242,300	1,248,500	5,023,400	5,061,600
% Change	-0.5%		-0.8%

Number of Consolidated and Non-Consolidated (50/50 Equity Joint Ventures) Hospitals:
Consolidated	166	175	166	175
Non-Consolidated (50/50 Equity Joint Ventures)	7	7	7	7

Total Number of Hospitals	173	182	173	182